                                  [LETTERHEAD]
                                90-92 Main Street
                          Wellsboro, Pennsylvania 16901


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD TUESDAY, APRIL 20, 1999


TO THE HOLDERS OF THE COMMON STOCK OF THE CORPORATION:

     Notice is hereby given that the Annual Meeting of the holders of the common stock of Citizens & Northern Corporation (the "Corporation") will be held at the Wellsboro Office, located at 90-92 Main Street, Wellsboro, Pennsylvania, on Tuesday, April 20, 1999, at 2:00 P.M., local time, for the following purposes:

    1.  To elect five directors to Class III to serve for a term of 3 years;

    2. To approve and adopt the amendments to the Citizens & Northern Corporation 1995 Stock Incentive Plan;

    3. To ratify the action of the Board of Directors in the appointment of the firm of Parente, Randolph, Orlando, Carey & Associates as independent auditors of the Corporation; and

    4. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on March 8, 1999, are entitled to notice of, and to vote at, the meeting. Such stockholders may vote in person or by proxy.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. If you do attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

                                             By Order of the Board of Directors,

                                             Kathleen M. Osgood
                                             Corporate Secretary

March 22, 1999

                         CITIZENS & NORTHERN CORPORATION
                                90-92 Main Street
                          Wellsboro, Pennsylvania 16901

                                 PROXY STATEMENT
                Annual Meeting of Stockholders -- April 20, 1999

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens & Northern Corporation to be used at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, April 20, 1999, at 2:00 P.M. at the Wellsboro Office, located at 90-92 Main Street, Wellsboro, Pennsylvania, and at any adjournment thereof. The approximate date upon which this Proxy Statement and proxy will first be mailed to stockholders is March 22, 1999.

         The Corporation's Board of Directors is soliciting proxies in connection with the Meeting. Shares represented by properly completed proxies will be voted in accordance with the instructions indicated thereon unless such proxies have previously been revoked. If no direction is indicated, such shares will be voted in favor of the election as directors of the nominees named below, in favor of the approval and adoption of the amendments to the Corporation's 1995 Stock Incentive Plan, in favor of the ratification of the appointment of the firm of Parente, Randolph, Orlando, Carey & Associates as the Corporation's independent auditors, and in the discretion of the proxy holder as to any other matters which may properly come before the Meeting or any adjournment thereof. A proxy may be revoked at any time before it is voted by written notice to the Secretary of the Corporation or by attending the Meeting and voting in person.

         The Corporation will bear the entire cost of soliciting proxies for the Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and telegram by the Corporation's directors, officers and employees. Arrangements may also be made with custodians, nominees and fiduciaries for forwarding proxy material to beneficial owners of stock held of record by such persons, and the Corporation may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

         The Board of Directors has fixed the close of business on March 8, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. On the record date, there were outstanding and entitled to vote 5,153,629 shares of Common Stock. Common stockholders will be entitled to one vote per share on all matters to be submitted at the meeting. The Articles of Incorporation of the Corporation do not permit cumulative voting.

         No person is known by the Corporation to have beneficially owned 5% or more of the outstanding common stock of the Corporation as of March 8, 1999.


                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Articles of Incorporation of the Corporation provide that the Board of Directors shall consist of not less than five nor more than twenty-five directors and that within these limits the numbers of directors shall be as established by the Board of Directors. The Board of Directors has set the number of directors at fifteen. The Articles further provide that the Board shall be classified into three classes, as nearly equal in number as possible. One class of directors is to be elected annually. Five directors to Class III are to be elected at the Annual Meeting to serve for a three-year term. It is the intention of the persons named as proxyholders on the enclosed form of proxy, unless other directions are given, to vote all shares which they represent for the election of management's nominees named in the tabulation below. Any stockholder who wishes to withhold authority from the proxyholders to vote for the election of directors, or to withhold authority to vote for any individual nominee, may do so by marking the proxy to that effect. Each director elected will continue in office until a successor has been elected. The Board of Directors recommends a vote "FOR" the election of the nominees listed below, each of which has consented to be named as a nominee and to serve if elected. If for any reason any nominee named is not a candidate (which is not expected) when the election occurs, proxies will be voted for a substitute nominee determined by the Board of Directors.

         The following table sets forth certain information about the nominees, all of whom except Mr. Beardslee, are presently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting. The number of shares of Corporation common stock beneficially owned, directly or indirectly, is as of January 20, 1999.

                                                                        Shares          Percent of
Name and Principal Occupation        Age as of        First Became      Beneficially    Common Stock
for Last Five Years                  Record Date      Director (1)      Owned (2)       Outstanding
-------------------                  -----------      ------------      ----------      -----------

CLASS III - MANAGEMENT'S NOMINEES FOR A 3 YEAR TERM ENDING IN 2002:

Dennis F. Beardslee                         48                              1,655          .03
 Owner, Terrace Lanes Bowling Center

J. Robert Bower                             64           1967              34,108 (3)      .66
 Pharmacist

Karl W. Kroeck                              59           1996               1,770          .03
 Farmer

Craig G. Litchfield                         51           1996              11,484 (4)      .22
President & Chief Executive Officer
 of Citizens & Northern Corporation
 and Citizens & Northern Bank, formerly
 Senior Vice President of Citizens &
 Northern Corporation and Citizens &
 Northern Bank

Lawrence F. Mase                            64           1990            5,766             .11
 Retired, formerly
 President of Mase's, Inc.

CLASS I - CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2000:

R. Robert DeCamp                            58           1988            1,227             .02
 President of Patterson Lumber
 Co., Inc.

Adelbert E. Eldridge                        66           1989            5,626 (5)         .11
 Retired Regional Director of
 Susquehanna Region of Pennsylvania
 Electric Co.

Robert J. Murphy                            66           1988            7,066             .14
 Retired, formerly Attorney in law firm
 of Davis, Murphy, Niemiec & Smith

Edward H. Owlett, III                       44           1994            6,637 (6)         .13
 Attorney in law firm of
 Owlett, Lewis & Ginn, P.C.

F. David Pennypacker                        57           1993            3,698             .07
 Certified Public Accountant in firm
 of Pennypacker & Gooch, P.C.

CLASS II - CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2001:


R. Bruce Haner                              51           1998            6,208 (7)         .12
 Inventory Control Manager,
 Williams Auto Group, formerly
 Owner of Haner's Auto Sales

Susan E. Hartley                            41           1998            1,298             .03
Attorney at Law

Edward L. Learn                             51           1989            1,660             .03
 Owner, Learn Hardware & Building
 Supply, formerly Manager of
 Purina Mills, Inc.

Leonard Simpson                             50           1989           16,631 (8)         .32
 Attorney at Law

Donald E. Treat                             65           1966           11,764             .23
 Retired, formerly Owner
 of Treat Hardware

All Directors and Executive Officers
 as a Group (20 persons)                                               149,676            2.90

 (1) Includes service as director of the Corporation's predecessor, Citizens & Northern Bank.

 (2) Pursuant to the General Rules and Regulations of the Securities and Exchange Commission, an individual is considered to "beneficially own" shares of common stock if he or she directly or indirectly has or shares
     (a) the power to vote or direct the voting of the shares; or (b) investment power with respect to the shares, which includes the power to dispose of or direct the disposition of the shares. Unless otherwise indicated in a footnote below, each individual holds sole voting and investment authority with respect to the shares listed. In addition, an individual is deemed to be the beneficial owner if he or she has the right to acquire shares within 60 days through the exercise of any option. Therefore, the following stock options which are exercisable within 60 days after January 20, 1999 are included: Mr. Bower, 400 shares; Mr. DeCamp, 200 shares; Mr. Eldridge, 400 shares; Mr. Haner, 200 shares; Ms. Hartley, 200 shares; Mr. Kroeck, 400 shares; Mr. Learn, 400 shares; Mr. Litchfield, 2,450 shares; Mr. Mase, 400 shares; Mr. Murphy, 400 shares; Mr. Owlett, 400 shares; Mr. Pennypacker, 400 shares; Mr. Simpson, 400 shares; and Mr. Treat, 400 shares. Each individual has furnished this information.

(3) Mr. Bower disclaims beneficial ownership of 10,788 shares included above that are held individually by his wife. Includes 1,040 shares held in an IRA for the benefit of Mr. Bower.

(4) Mr. Litchfield disclaims beneficial ownership of 1,259 shares held individually by his wife and a total of 773 shares included above that are held with his daughters.

(5) Includes 3,151 shares held in a self-directed IRA for the benefit of Mr. Eldridge.

(6) Mr. Owlett disclaims beneficial ownership of a total of 5,078 shares included above that are held for his nephews and niece.

(7) Mr. Haner disclaims beneficial ownership of a total of 562 shares included above that are held for and by his children.

(8) Mr. Simpson disclaims beneficial ownership of 101 shares included above that are held individually by his daughter. Includes 1,612 shares held in an SEP-IRA Plan for the benefit of Mr. Simpson's retirement plan.

         No person named above as a nominee or director has any family relationship with any other person so named.

                          BOARD OF DIRECTOR COMMITTEES,
              ATTENDANCE AT MEETINGS AND COMPENSATION OF DIRECTORS

         Both the Corporation's and the Bank's by-laws provide that the Board may create any number of committees of the Board as it deems necessary or appropriate from time to time. As of the date hereof, no Board committees of the Corporation have been established.

         The Bank has an Audit Committee consisting of nine non-employee members of the Board of Directors. The members of the Committee are Adelbert E. Eldridge, R. Bruce Haner, Karl W. Kroeck, Edward L. Learn, Lawrence F. Mase, Robert J. Murphy, Edward H. Owlett, III, F. David Pennypacker and Donald E. Treat. The primary function of the Audit Committee is to review the internal audit program as performed by the internal auditors, recommend to the Board of Directors the independent auditors for the year, and review the examinations and reports from those persons. The Audit Committee held four meetings in 1998.

         The Bank has an Executive Committee consisting of eight members of the Board of Directors who are as follows: R. Robert DeCamp, Adelbert E. Eldridge, William K. Francis, Craig G. Litchfield, Robert J. Murphy, Edward H. Owlett, III, F. David Pennypacker and Leonard Simpson. The function of this committee is to recommend policy procedures. During 1998, the Executive Committee held six meetings. The Executive Committee also functions as a nominating committee and an investment committee.

         The Compensation Committee of the Bank, which held four meetings in 1998, consisted of the following six non-employee members of the Board of
Directors: R. Robert DeCamp, Adelbert E. Eldridge, Robert J. Murphy, Edward H. Owlett, III, F. David Pennypacker and Leonard Simpson. The committee is charged with reviewing compensation for all officers and employees of the Bank and administering the retirement and benefit plans.

         The Trust Investment Committee of the Bank, which met four times in 1998, consists of four members of the Board of Directors; namely, J. Robert Bower, Susan E. Hartley, Edward L. Learn and Leonard Simpson. Thomas L. Briggs, Executive Vice President and Senior Trust Officer of the Bank, is also a member of this committee, which determines the policy and investments of the Trust Department, the acceptance of all fiduciary relationships and relinquishments of all fiduciary relationships. The committee keeps minutes of their quarterly meetings, which are reviewed by the Board of Directors.

         The Bank also has an Asset Liability Committee, which consisted of R. Robert DeCamp, William K. Francis, Craig G. Litchfield, Robert J. Murphy and F. David Pennypacker, five members of the Board of Directors, as well as James W. Seipler, Treasurer of the Corporation. This committee met twelve times during 1998. The purpose of the committee is to stabilize and improve profitability by balancing the relationship between risk and return over an extended period of time.

         The Board of Directors of the Corporation met twelve times and the Board of Directors of the Bank met fourteen times in 1998. All of the directors attended at least 75% or more of the combined number of meetings of the Corporation, Bank and their committees of which they were members.

         All directors of the Corporation are directors of the Bank. Each director who is not an officer of the Corporation or Bank received an annual retainer of $10,000 and an attendance fee of $100 for each meeting of the Board attended. In addition, each such director received a fee of $100 for attendance at each committee meeting. Members of the Trust Investment Committee also receive an annual retainer of $800. The aggregate amount of directors' retainers and fees paid during 1998 was $193,700.

                   CORPORATION'S AND BANK'S EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the current executive officers of the Corporation and the Bank.


                                                                       Shares           Percent of
                                                     Age as of         Beneficially     Common Stock
Name and Position for Last Five Years                Record Date       Owned (1)        Outstanding
-------------------------------------                ------------      ----------       -----------

Craig G. Litchfield                                         51           11,484 (2)         .22
 President and C.E.O.of the Corporation and the
 Bank since January, 1997; President of the
 Corporation and Bank since 1996; formerly
 Senior Vice President of the Corporation and the
 Bank

Robert W. Anderson                                          60            8,849 (3)         .17
 Executive Vice President of Management
 Information System since April, 1997; formerly
 Vice President, Data Processing, of the Bank


Thomas L. Briggs                                            48            6,705 (4)         .13
 Executive Vice President and Senior Trust
 Officer since April, 1997; formerly Vice President
 and Trust Officer of the Bank

Brian L. Canfield                                           47            5,236 (5)         .10
 Executive Vice President and Branch System
 Administrator since April, 1997; formerly Vice
 President of the Bank

Matthew P. Prosseda                                         37            1,969 (6)         .04
 Executive Vice President and Commercial Loan
 Coordinator since April, 1997; formerly Vice
 President of the Bank

James W. Seipler                                            57           11,974 (7)         .23
 Treasurer of the Corporation since 1987;
 Executive Vice President and Treasurer of the Bank
 since April, 1997; formerly
 Controller and Cashier of the Bank

(1) Number of shares of Corporation common stock beneficially owned, directly or indirectly, as of January 20, 1999. Unless otherwise indicated in a footnote below, each individual holds sole voting and investment authority with respect to the shares listed. Each individual has furnished this information.

(2) Mr. Litchfield disclaims beneficial ownership of 1,259 shares held individually by his wife and a total of 773 shares included above that are held with his daughters. Includes 2,450 shares which may be acquired upon the exercise of stock options within 60 days.

(3) Mr. Anderson disclaims beneficial ownership of a total of 90 shares included above that are held for his children and granddaughter. Includes 2,100 shares which may be acquired upon the exercise of stock options within 60 days.

(4) Mr. Briggs disclaims beneficial ownership of 460 shares held individually by his wife, 231 shares held with his mother and a total of 762 shares included above that are held for his children. Includes 1,100 shares which may be acquired upon the exercise of stock options within 60 days.

(5) Mr. Canfield disclaims beneficial ownership of a total of 665 shares included above that are held for his children. Includes 1,300 shares which may be acquired upon the exercise of stock options within 60 days.

(6) Includes 1,120 shares which may be acquired upon the exercise of stock options within 60 days.

(7) Mr. Seipler disclaims beneficial ownership of 580 shares included above that are held jointly with his sons. Includes 2,100 shares which may be acquired upon the exercise of stock options within 60 days.

         None of the above executive officers has any family relationship with any other executive officer or with any director of the Corporation.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee ("Committee") of the Board of Directors establishes compensation policies, plans and programs which are intended to accomplish three objectives: to attract and retain highly capable and well qualified executives; to focus executives' efforts on increasing long-term stockholder value; and to reward executives at levels which are competitive with the marketplace for similar positions and commensurate with the performance of each executive and of Citizens & Northern. Each member of the Committee is an independent non-employee director. The Committee establishes the salaries of the other executive officers with input from the Chief Executive Officer and all decisions relating to the compensation of the executive officers are reviewed by the Board of Directors.

         The key elements in Citizens & Northern's executive compensation program, all determined by individual and corporate performance, are base salary compensation, annual cash bonus incentive compensation, long-term incentive compensation, and equitable retirement benefits.

         Annual compensation for the Chief Executive Officer is determined in essentially the same way as for other executives, recognizing that the CEO has overall responsibility for the performance of Citizens & Northern. The Committee believes that the CEO compensation should be heavily influenced by the performance of the Corporation. The Committee established the CEO's base salary by considering the salaries of CEOs of comparably-sized banks and their performance according to salary information compiled by both regional and national benefit and salary surveys.

         In establishing his base salary, the Committee reached the following conclusions regarding company performance: Survey comparison of Citizens & Northern established a survey Peer Group of 36 independent banks whose 1997 average asset size equaled C&N's, and further narrowed their Peer Group to a Core Group of 19 banks with an ROA of 1.25% or higher. Citizens & Northern's net income was 32% higher than the average of the Peer Group. C&N's return on assets for 1997 was 1.66%, 26% better than the Peer Group average and 9% better than a Core Group average of high-performing banks. Mr. Litchfield's 1998 base salary of $220,000 is 5% below CEO's who receive the same compensation package; however, his total compensation with bonus and incentives falls to 87% of par behind Core Group CEOs. In 1997, the Committee established the Chief Executive Officer's 1998 base salary at $220,000, representing a 7% increase over 1997.

         The annual compensation of the Chief Executive Officer and executive officers is reviewed annually by the Committee, except for decisions about awards under the Incentive Award Plan. These awards are made solely by the attainment of specific measurable performance indicators, which are return on assets, performance to budget, deposit growth and past-due reduction. If the target is met, awards are calculated for each participant based upon the level of corporate performance relative to the target. C&N's Incentive Award Plan caps the award at 25% of base compensation, while the Peer Group awarded cash bonuses to CEOs averaging 36%.

         The Corporation approved a non-qualified Supplemental Income Plan effective January 1, 1989. It was designed for the purpose of retaining talented executives and to promote in these executives a strong interest in the long-term, successful operation of the Corporation. The Plan supplements the lower retirement benefits of executives in comparison with average total retirement benefits paid non-executives. The Plan is an unfunded plan and is subject to the general creditors of the Corporation.

         The Corporation approved a Stock Incentive Plan effective January 1, 1996. The Stock Incentive Plan is designed to advance the development, growth and financial condition of the Corporation while attracting, retaining and rewarding executives.

         The Committee believes that the concepts discussed above further the stockholders' interests since a significant part of executive compensation is based on obtaining results for the stockholders. The Committee bases its review on experience of its own members, on information requested from management and information compiled by various independent compensation consultants. The Committee believes that the program encourages responsible management of the Corporation.

  Members of the Compensation Committee,

  R. Robert DeCamp, Chairman     Robert J. Murphy           F. David Pennypacker
  Adelbert E. Eldridge           Edward H. Owlett, III      Leonard Simpson


                             EXECUTIVE COMPENSATION

         The following table contains information with respect to annual compensation for services in all capacities to the Corporation and Bank for the fiscal years ending December 31, 1998, 1997 and 1996 of those persons who were, at December 31, 1998, (i) the Chief Executive Officer and (ii) the four (4) other most highly compensated executives to the extent such persons' total salary and bonus exceeded $100,000:

                                                               SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                                                                     Awards                            Payouts
 (a)                                (b)     (c)             (d)       (e)           (f)           (g)              (h)       (i)
                                                                     Other                                                  All
                                                                     Annual      Restricted     Options/                   Other
                                                                    Compen-        Stock          SARs             LTIP    Compen-
Name and                                  Salary(l)        Bonus    sation(2)      Awards        Awards          Payouts   sation(3)
Principal Position                 Year     ($)             ($)        ($)          (#)             (#)            ($)      ($)
----------------------------------------------------------------------------------------------------------------------------------


CRAIG G. LITCHFIELD                1998   220,000         55,000        X           0             4,000             0         21,270
  President and CEO                1997   205,000         51,250        X           0             3,500             0         17,670
                                   1996   175,673         43,918        X           0             2,500             0         14,468

ROBERT W. ANDERSON                 1998   132,500         33,125        X           0             2,000             0        27,742
  Executive Vice President         1997   125,000         31,250        X           0             2,000             0        24,765
  Management Information           1996   110,850         27,500        X           0             1,700             0        21,218
  System

JAMES W. SEIPLER                   1998   132,500         33,125        X           0             2,000             0        23,595
  Executive Vice President         1997   125,000         31,250        X           0             2,000             0        21,640
  and Treasurer                    1996   110,597         27,500        X           0             1,700             0        18,886

BRIAN L. CANFIELD                  1998    95,000          23,750        X           0             1,500             0
     12,095
   Executive Vice President        1997    90,000         22,500        X           0             1,500             0        10,733
   and Branch System
   Administrator

MATTHEW P. PROSSEDA                1998    95,000         23,750        X           0             1,500             0        11,100

   Executive Vice President        1997    90,000         22,500        X           0             1,500             0        10,659
   and Commercial Loan
    Coordinator

(1)  The amounts shown in this column represent annual base salary.

(2) The Bank provides automobiles and certain other benefits for certain of its principal officers in connection with the business of the Bank. The value of personal benefits to the officers individually is not included in the table above because the aggregate amount of such other compensation is less than 10% of the cash compensation paid to the individual as reported above.

(3) The amount indicated includes the Bank's contribution to the Savings & Retirement Plan (401k) and the Non-Qualified Supplemental Executive Retirement Plan.


                              STOCK INCENTIVE PLAN

         In 1995, the Corporation's Board of Directors adopted and the stockholders approved the Citizens & Northern Corporation Stock Incentive Plan. The purpose of the Plan is to advance the development, growth and financial condition of the Corporation by providing incentives through participation in the appreciation of the capital stock in order to secure, retain and motivate personnel responsible for the operation and management of the Corporation and its subsidiaries. On December 17, 1998 ("Grant Date"), the Board of Directors granted qualified stock options for key officers of the Bank, the right to purchase shares of the Corporation Common Stock at a price of $36.375. The period of the options shall be ten (10) years, commencing from the date of the grant. Not more than twenty percent (20%) of the shares optioned may be exercised in any one year during the term of the option, commencing with the Grant Date. The Option shall not be exercisable until one year from the date of the grant. Shares granted under option in 1998, 1997, and 1996 were 17,700, 15,000, and 11,000, respectively. At December 31, 1998, there were 4,900 shares reserved for future grants.


                               OPTION / SAR GRANTS

         The following table sets forth information concerning stock options granted in 1998 under the Stock Incentive Plan to the Chief Executive Officer and the four most highly compensated executives of the Corporation named in the Summary Compensation Table:


      (a)                    (b)              (c)             (d)           (e)           (f)
                                            % of Total
                         Number of          Options/
                           Securities      SARs Granted      Exercise                     Grant
                         Underlying        to Employees       or Base                     Date
                       Options/SARs         in Fiscal         Price       Expiration      Present
      Name               Granted               Year          ($/Share)       Date         Value ($)
-------------------------------------------------------------------------------------------------

Craig G. Litchfield           4,000           22.60%        $36.375       12/17/2008    $145,500

Robert W. Anderson           2,000            11.30%        $36.375       12/17/2008    $  72,750

James W. Seipler             2,000            11.30%        $36.375       12/17/2008    $  72,750

Brian L. Canfield            1,500             8.47%        $36.375       12/17/2008    $  54,563

Matthew P. Prosseda          1,500             8.47%        $36.375       12/17/2008    $  54,563


                  AGGREGATED STOCK OPTION EXERCISED DURING 1998

                           AND YEAR-END OPTION VALUES

         The following table sets forth information concerning the exercise during 1998 of options granted under the Stock Incentive Plan by five of the most highly compensated executives of the Corporation named in the Summary Compensation Table:


      (a)                 (b)           (c)                   (d)                               (e)
                         Number                        Number of Securities
                           of          Value         Underlying Unexercised              Value of  Unexercised
                         Shares       Realized               Options at                 In-the-Money Options on
                        Acquired     on Shares         December 31, 1998                     December 31, 1998 (2)
        Name           On Exercise   Acquired (1)     Exercisable   Unexercisable    Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------------
Craig G. Litchfield        250       $4,200.00          2,450           9,300        $26,875.00     $47,250.00
Robert W. Anderson           0            0             2,100           5,300        $26,660.00     $30,540.00
James W. Seipler             0            0             2,100           5,300        $26,660.00
$30,540.00
Brian L. Canfield            0            0             1,300           3,700        $15,925.00
$19,137.50
Matthew P. Prosseda          0            0             1,120           3,580        $12,865.00     $17,097.50

(1) Represents the difference between the market value on the date of exercise of the shares acquired and the option price of those shares.

(2) Represents the difference between the aggregate market value at December 31, 1998 of the shares subject to the options and the aggregate option price of those shares.


                                PERFORMANCE GRAPH

         Set forth below is a chart comparing the Corporation's cumulative return to stockholders against the cumulative return of the S&P 500 Index and a Peer Group Index of similar banking organizations selected by the Corporation for the five year period commencing January 1, 1994 and ending December 31, 1998. The index values are market-weighted dividend-reinvestment numbers which measure the total return for investing $100.00 five years ago. This meets SEC requirements for showing dividend reinvestment share performance over a five year period and measures the return to an investor for placing $100.00 into a group of bank stocks and reinvesting any and all dividends into the purchase of more of the same stock for which dividends were paid.

                     COMPARISON OF 5 YEAR CUMULATIVE RETURN


                                    [GRAPH]




                                                                PERIOD ENDING

                              1/1/94     12/31/94     12/31/95    12/31/96     12/31/97  12/31/98
 C&N                        $ 100.00     $ 110.88     $ 127.52    $ 163.23     $ 228.80  $ 254.80

 Peer Group                 $ 100.00     $ 116.48     $ 125.76    $ 138.88     $ 198.18  $ 262.19
 S&P 500 Index              $ 100.00     $  99.26     $ 139.31    $ 171.21     $ 228.26  $ 293.36

         All ten institutions in the peer group selected by the Corporation are headquartered in Pennsylvania, have total assets of $300 to $900 Million, market capitalization of at least $25 Million, and are not listed on the NASDAQ National Market System. This peer group consists of ACNB Corporation, Gettysburg; CNB Financial Corporation, Clearfield; Drovers Bancshares Corporation, York; First West Chester Corporation, West Chester; Franklin Financial Service Corporation, Chambersburg; Hanover Bancorp, Inc., Hanover; Penseco Financial Services Corporation, Scranton; Penn Rock Financial Services Corporation, Blue Ball; Penns Woods Bancorp, Inc., Jersey Shore; and Sterling Financial Corporation, Lancaster. This is the same peer group that was used in 1998.

                                  PENSION PLAN

         The Citizens & Northern Bank Pension Plan (the "Plan") is intended to provide a defined retirement benefit to participants without regard to the profits of the Bank. Employees are neither required nor permitted to contribute to the Plan. Annual contributions by the Bank are determined actuarially. To participate in the Plan, an employee must be 21 years of age and have completed one year of service. A participant's retirement benefit, which becomes fully vested after 5 years of service, is based on compensation and credited service with the Bank. For purposes of determining a retirement benefit, the term "compensation" is defined to include an employee's total remuneration received from the Bank, including base salary, bonus and overtime. Benefits are a percentage of the average compensation for the five consecutive years of highest compensation preceding retirement, multiplied by the number of years of completed service, up to 25 years. The Bank's Trust and Financial Services Department serves as Trustee under the Plan.

         The following table indicates, for purposes of illustration, the approximate amounts of annual retirement income which would be payable under the terms of the Plan, in the form of a straight life annuity, to a participant who retired as of December 31, 1998, at age 65, under various assumptions as to compensation and years of credited service. For any plan year beginning after December 31, 1993, the Pension Plan benefits are determined on only the first $160,000, as indexed, in compensation as determined by the Commissioner of the Internal Revenue Service and as prescribed by law.


                               PENSION PLAN TABLE

                                                          Years of Credited Service
         Average Annual Compensation             15                        20              25 (or more)
         ----------------------------         ---------------------------------------------------------

         $ 75,000                             $14,403                    $19,203           $24,004
         $100,000                             $20,215                    $26,953           $33,692
         $125,000                             $26,028                    $34,703           $43,379
         $160,000                             $34,165                    $45,553           $56,942
         $175,000                             $34,165                    $45,553           $56,942
         $200,000                             $34,165                    $45,553           $56,942
         $225,000                             $34,165                    $45,553           $56,942
         $250,000                             $34,165                    $45,553           $56,942

         The credited years of service under the Plan as of December 31, 1998 for Litchfield, Anderson, Seipler, Canfield and Prosseda were 26, 27, 33, 21 and 5 years, respectively.

         In December 1989, the Bank established a non-qualified supplemental executive retirement plan for certain key executive employees ("Executive Plan"). The Executive Plan provides a retirement benefit for executives who retire after attaining age 62 and 5 years of plan service in an amount determined annually by the Directors. The Board of Directors may terminate the Executive Plan at any time. In 1998, the amounts accrued pursuant to the Executive Plan for the accounts of the officers named in the Summary Compensation Table set forth herein, is included as "All Other Compensation". Future estimated benefits do not take compensation into consideration.

                                  SAVINGS PLAN

         The Citizens & Northern Savings and Retirement Plan ("Savings Plan") is qualified under Section 401(k) of the Internal Revenue Code. It allows a participant to authorize the deposit into the Plan of before tax earnings of from 1% to 15% of his compensation. Under the Tax Reform Act, the maximum amount of elective contributions that could be made by a participant during 1998 was Ten Thousand Dollars ($10,000.00), also subject to a $160,000 compensation limit. All officers and employees of Citizens & Northern Bank, including the officers named in the Summary Compensation Table set forth herein, are eligible to participate in the 401(k) Plan. A participant may also make voluntary contributions to the Plan from after tax savings of up to 10% of his compensation. The Bank is required to contribute a basic employer contribution equal to at least 2% of each eligible participant's compensation; in addition, the Bank may make a discretionary basic contribution. The total actual basic employer contribution for 1998 was equal to 4%. In addition, the Bank makes matching contributions equal to 100% of a participant's before tax contributions up to 3% of compensation and equal to 50% of such contributions between 3% and 5% of compensation. The Bank's basic employer contributions are invested in the common stock of the Corporation. All participants' contributions and the Bank's matching contributions, at the participants' election, are invested in a choice of nine investment funds maintained by the Bank as Trustee. In 1998, the Bank's contribution to the Savings Plan for the accounts of the officers named in the Summary Compensation Table set forth herein is included as "All Other Compensation". Substantially all officers and employees of the Bank are eligible to participate in the Savings Plan.


                              INCENTIVE AWARD PLAN

         The Board of Directors of the Bank has adopted an Incentive Award Plan for certain members of the management group of the Bank in order to promote a superior level of performance relating the Bank's financial goals and to attract and retain competent management. Under the Incentive Award Plan, if predetermined performance goals are realized by the Bank in a given fiscal year, the participants will receive awards ranging up to a maximum of 25% of their base salaries (i.e., salary before reduction for the Savings Plan and without regard to incentive award payments).

         Under the Incentive Award Plan, immediately before the beginning of each year the Compensation Committee of the Board of Directors of the Bank will designate the participants in the Plan and set a minimum and maximum level of awards for each class of participants and the individual performance and financial goals of the Bank or appropriate unit to be achieved. The Compensation Committee, at its discretion, may adjust award payments under the Incentive Award Plan based on extraordinary circumstances, conflicts with long-term financial and development objectives, or below standard individual participant performance. All awards under the Incentive Award Plan will be paid in cash and are paid as soon as practical after the end of a plan year.


                              CERTAIN TRANSACTIONS

         Certain directors and officers of the Corporation and Bank and their associates (including corporations of which such persons are officers or 10% beneficial owners) were customers of, and had transactions with the Bank in the ordinary course of business during the year ended December 31, 1998. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risks of collectibility or present other unfavorable features. The Bank expects that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.

         The law firm of Owlett, Lewis & Ginn, P.C., of which Director Owlett is an employee and in which he has an interest, acts as legal counsel for the Corporation and the Bank.

PROPOSAL 2 - APPROVAL AND ADOPTION OF THE AMENDMENTS TO THE CITIZENS & NORTHERN CORPORATION 1995 STOCK INCENTIVE PLAN

         On December 17, 1998, the Board of Directors of the Corporation adopted certain amendments to the Citizens & Northern Corporation 1995 Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan was originally adopted by the Board of Directors on January 19, 1995 and approved by the stockholders on April 18, 1995.

         The purpose of the Stock Incentive Plan is to advance the development, growth and financial condition of Citizens & Northern Corporation and each subsidiary thereof as defined in Section 424 of the Internal Revenue Code of 1986, as amended, by providing incentives through participation in the appreciation of the capital stock of the Corporation so as to secure, retain and motivate personnel who may be responsible for the operation and management of the affairs of the Corporation and any such subsidiary now or hereafter existing.

         As adopted, the Stock Incentive Plan authorized the granting of certain options to employees of the Corporation and each subsidiary of the Corporation, including but not limited to Citizens & Northern Bank. The maximum number of shares of the Common Stock issuable under the Stock Incentive Plan was fixed at Sixty Thousand (60,000) shares.

         The Board of Directors directed and ordered that the amendments to the Stock Incentive Plan be submitted to the stockholders of the Corporation for their approval and adoption at the 1999 Annual Meeting of Stockholders to be held on April 20, 1999. The following is a brief summary of the amendments adopted by the Board of Directors on December 17, 1998. A copy of the full text of the First Amendment to the Citizens & Northern Corporation 1995 Stock Incentive Plan is attached as Exhibit A to this Proxy Statement.

         a. Increase in the number of shares issuable under the Stock Incentive Plan from Sixty Thousand (60,000) shares to One Hundred Eighty Thousand (180,000) shares.

         b. Renaming the Salary and Pension Committee to the "Compensation Committee".

         c. Inclusion of a change that a member of the Compensation Committee shall be a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

         d. The addition of a provision that where a stock split, reverse split, payment of stock dividend or other change in the capital structure of the Corporation, and where such change increases the number of issued and outstanding shares of stock by 5% or more, the Committee shall proportionately adjust the outstanding Awards.

         These amendments are being submitted to the stockholders of the Corporation for their approval. The grant of certain options as described in this Proxy Statement is subject to original terms and conditions of the Stock Incentive Plan. Thus, the grant of these options is not subject to approval of the proposed amendments to the Stock Incentive Plan by stockholders of the Corporation.

         The Board of Directors recommends a vote "FOR" the Proposal to approve and adopt the amendments to the Citizens & Northern Corporation 1995 Stock Incentive Plan.


        PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Parente, Randolph, Orlando, Carey & Associates has been the independent public accounting firm appointed by the Bank since 1981, and has been selected by the Board as the independent public accounting firm for the Corporation and the Bank for 1999. No member of the firm or any of its associates has a financial interest in the Corporation. Parente,

Randolph, Orlando, Carey & Associates provides, in addition to audit services, non-audit professional services such as preparation of income tax returns, consultations, and various other services. Non-audit services are considered to have no effect on the independence of accountants. A representative of Parente, Randolph, Orlando, Carey & Associates is expected to be present at the Annual Meeting to answer appropriate questions from stockholders and will be afforded an opportunity to make any statement that the firm desires.

         The Board of Directors recommends a vote "FOR" ratification of the appointment of Parente, Randolph, Orlando, Carey & Associates as independent auditors of the Corporation.


                              STOCKHOLDER PROPOSALS

         Any proposal intended to be presented by a stockholder of the Corporation at the Corporation's 2000 Annual Meeting must be received by the Corporation no later than December 18, 1999 to be considered for inclusion in the Corporation's proxy statement for such meeting. Any proposal should be addressed to the Secretary of the Corporation, 90-92 Main Street, P.O. Box 58, Wellsboro, Pennsylvania 16901.


                                  OTHER MATTERS

         The management of the Corporation does not intend to bring any other matters before the Annual Meeting and is not presently informed of any other business which others may bring before such meeting. However, if any other matters should properly come before such meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, determine.


                             ADDITIONAL INFORMATION

         The Corporation's Annual Report for the year 1998, including financial statements as certified by Parente, Randolph, Orlando, Carey & Associates, was mailed with this Proxy Statement on or about March 22, 1999, to the stockholders of record as of the close of business on March 8, 1999.

         A COPY OF THE CORPORATION'S 1998 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED FREE OF CHARGE TO STOCKHOLDERS. WRITTEN REQUEST SHOULD BE DIRECTED TO THE TREASURER, CITIZENS & NORTHERN CORPORATION, 90-92 MAIN STREET, WELLSBORO, PA, 16901, OR BY PHONE AT 570-724-3411.



                               By Order of the Board of Directors,

                               Kathleen M. Osgood
                               Corporate Secretary

Dated:  March 22, 1999

                                                                       EXHIBIT A

                             FIRST AMENDMENT TO THE
                         CITIZENS & NORTHERN CORPORATION
                            1995 STOCK INCENTIVE PLAN

1.    Purpose.

         The purpose of this First Amendment to the Citizens & Northern Corporation 1995 Stock Incentive Plan (the "Amendment") is to adopt certain changes to the Plan resulting from changes recommended by the Compensation Committee formerly known as the Salary and Pension Committee. All terms, conditions and provisions of the Plan unless specifically modified herein are valid and enforceable.

              3.  Stock.

                  The shares of stock that may be issued under the Plan shall not exceed in the aggregate 180,000 shares of the Corporation's common stock, par value $1.00 per share (the "Stock"), as may be adjusted pursuant to paragraph 18 hereof. Such shares of Stock may be either authorized and unissued shares of Stock, or authorized shares of Stock issued by the Corporation and subsequently reacquired by it as treasury stock. Under no circumstances shall any fractional shares of Stock be issued or sold under the Plan or any Award. Except as may be otherwise provided in the Plan, any Stock subject to an Award that for any reason lapses or terminates prior to its exercise as to such Stock shall become and again be available under the Plan. The Corporation shall reserve and keep available, and shall duly apply for any requisite governmental authority to issue or sell the number of shares of Stock needed to satisfy the requirements of the Plan while in effect. The Corporation's failure to obtain any such governmental authority deemed necessary by the Corporation's legal counsel for the lawful issuance and sale of Stock under the Plan shall relieve the Corporation of any duty, or liability for the failure to issue or sell such Stock as to which such authority has not been obtained.

              4.  Administration.

                  The Plan shall be administered by the Compensation Committee
              (the "Committee") consisting of not fewer than two (2) non-employee directors from the Board serving for such terms as determined, selected and appointed by the Board. To serve on the Committee, a person must be a director of the Corporation and a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (15 USC ss.78a et seq.). A majority of the Committee's membership shall constitute a quorum for the transaction of all business of the Committee, and all decisions and actions taken by the Committee shall be determined by a majority of the members of the Committee attending a meeting at which a quorum of the Committee is present.

                  The Committee shall be responsible for the management and
              operation of the Plan and, subject to its provisions, shall have full, absolute and final power and authority, exercisable in its sole discretion: to interpret and construe the provisions of the Plan, adopt, revise and rescind rules and regulations relating to the Plan and its administration, and decide all questions of fact arising in the application thereof; to determine what, to whom, when and under what facts and circumstances Awards shall be made, and the form, number, terms, conditions and duration thereof, including but not limited to when exercisable, the number of shares of Stock subject thereto, and Stock option purchase prices; to adopt, revise and rescind procedural rules for the transaction of the Committee's business, subject to any directives of the Board not inconsistent with the provisions or intent of the Plan or applicable provisions of law; and to make all other determinations and decisions, take all actions and do all things necessary or appropriate in and for the administration of the Plan. The Committee's determinations, decisions and actions under the Plan, including but not limited to those described above, need not be uniform or consistent, but may be different and selectively made and applied, even in similar circumstances and among similarly situated persons. Unless contrary to the provisions of the Plan, all decisions, determinations and actions made or taken by the Committee shall be final and binding upon the Corporation and all interested persons, and their heirs, personal and legal representatives, successors, assigns and beneficiaries. No member of the Committee or of the Board shall be liable for any decision, determination or action made or taken in good faith by such person under or with respect to the Plan or its administration.

         18.  Adjustments.

              In the event of any change in the number of issued and outstanding shares of Stock which results from a stock split, reverse stock split, payment of a stock dividend or any other change in the capital structure of the Corporation, and where such change increases the number of issued and outstanding Stock by more than five percent (5%), the Committee shall proportionately adjust the maximum number of shares subject to each outstanding Award, and (where appropriate) the purchase price per share thereof (but not the total purchase price under the Award), so that upon exercise or realization of such Award, the Recipient shall receive the same number of shares he or she would have received had he or she been the holder of all shares subject to his or her outstanding Award and immediately before the effective date of such change in the number of issued and outstanding shares of Stock. Such adjustments shall not, however, result in the issuance of fractional shares. Any adjustment under this paragraph 18 shall be made by the Committee, subject to approval by the Board. No adjustments shall be made that would cause a Qualified Option to fail to continue to qualify as an incentive stock option within the meaning of Section 422 of the Code.

              In the event the Corporation is the party to any merger, consolidation or other reorganization, any and all outstanding Awards shall apply and relate to the securities to which a holder of Stock is entitled after such merger, consolidation or other reorganization. Upon any liquidation or dissolution of the Corporation, any and all outstanding Awards shall terminate upon consummation of such liquidation or dissolution, but prior to such consummation shall be exercisable to the extent that the same otherwise are exercisable under the Plan.

                              [LETTERHEAD]

  90-92 Main Street, P. O. Box 58, Wellsboro, PA   16901
          Phone:  (570) 724-3411    Fax:  (570) 723-8097
             Stock Symbol:  CZNC
          E-Mail:  cnemail@cnbankpa.com

Dear Stockholder:

         In addition to the Notice and Proxy Statement for the Annual Meeting and our 1998 Annual Report, enclosed is a new shareholder brochure containing information that may be of interest to you, including a full description of our Dividend Reinvestment Service. The brochure includes an authorization card if you would like to take advantage of this reinvestment service. If you are currently receiving your dividends by check, you can also use the card to elect direct deposit of dividends to your C&N checking, money market or key savings account.

         It is not necessary for you to return the authorization card included with the brochure if you are already taking advantage of our Dividend Reinvestment Plan or direct deposit service.

         Effective after April 20, 1999, we will once again accept optional cash payments through the Dividend Reinvestment program. Further information concerning these optional cash payments will be included with your first quarter dividend.

         Please feel free to contact us if you have any questions or comments.

                                       Sincerely,

                                       CITIZENS & NORTHERN CORPORATION










                              FOLD AND DETACH HERE
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                         CITIZENS & NORTHERN CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 20, 1999

The undersigned hereby appoints R. Robert DeCamp and Edward L. Learn, and each or either of them, as the attorneys and proxies of the undersigned, with full power of substitution in each, to vote all shares of the common stock of Citizens & Northern Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 20, 1999 at 2:00 P.M. (local time), at the Wellsboro office, 90-92 Main Street, Wellsboro, Pennsylvania 16901, and at any adjournments thereof, and to vote as follows:

1.  ELECTION OF CLASS III DIRECTORS.

    Nominees: Dennis F. Beardslee, J. Robert Bower, Karl W. Kroeck, Craig G. Litchfield and Lawrence F. Mase.

    /  /   VOTE FOR all nominees listed above (except as marked to the contrary
           below)   /   /   VOTE WITHHELD from all nominees listed above.

         -----------------------------------------------------------------------
         (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above.)

2. APPROVAL AND ADOPTION OF THE AMENDMENTS TO THE CITIZENS & NORTHERN CORPORATION 1995 STOCK INCENTIVE PLAN.

    /  /     VOTE FOR      /   /       VOTE AGAINST      /   /          ABSTAIN

3. APPROVAL OF THE APPOINTMENT OF THE FIRM OF PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES AS INDEPENDENT AUDITORS.

    /  /     VOTE FOR      /  /        VOTE AGAINST      /  /           ABSTAIN
                                     (over)

                              FOLD AND DETACH HERE
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


4. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof.


WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                     Dated:                               , 1999
                                            ------------------------------


                                     -------------------------------------------
                                                            Signature

                                     -------------------------------------------
                                                           Signature


               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.